Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
FROM

CONTACTS:	Bank Mutual Corporation Michael T. Crowley, Jr. Chairman, President, and Chief Executive Officer or Michael W. Dosland Senior Vice President and Chief Financial Officer (414) 354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FOURTH QUARTER OF 2008 AND
THE FULL YEAR 2008
Milwaukee, Wisconsin
January 15, 2009
Bank Mutual Corporation (NASDAQ: BKMU) reported net income in the fourth quarter of 2008 of $6.2 million or $0.13 per diluted share compared to $4.1 million or $0.08 per diluted share during the same period in the prior year. For the full year, net income was $17.2 million or $0.35 per diluted share in 2008 compared to $17.1 million or $0.31 per diluted share in 2007.
Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “We are extremely pleased with our company’s performance in 2008 in light of the tremendous upheaval in financial markets and the banking industry in general. Although our earnings for the full year are comparable to last year, our core results showed more improvement, led by a 6% rise in net interest income.” Mr. Crowley added, “Our performance in 2008 validates our company’s long-standing commitment to conservative lending and investing, capital strength, and liquidity, which will enable us to continue to meet whatever challenges our industry may face in the near term.”

Bank Mutual’s earnings performance in 2008 and 2007 included certain items that management believes should be highlighted. Earnings performance in 2008 included:
•	a $6.9 million impairment loss on a mutual fund that invests in mortgage-related securities;

•	a $1.4 million impairment loss related to Federal Home Loan Mortgage Corporation (“Freddie Mac”) common stock;

•	a $1.3 million loss provision on a loan secured by a completed condominium development project;

•	and an $822,000 valuation allowance for impairment of mortgage servicing rights.
These developments were substantially offset by $7.2 million in gains on the sale of certain mortgage-related securities during the year. The net after-tax impact of these items lowered Bank Mutual’s earnings in 2008 by approximately $2.1 million or $0.04 per diluted share.
In contrast, Bank Mutual’s performance in 2007 was favorably impacted by:
•	a $1.3 million recovery of a loss provision on a commercial business loan;

•	a $685,000 one-time adjustment to the amortization of certain deferred costs;

•	and a net gain of $585,000 on the sale of undeveloped land.
These developments were offset in part by a $955,000 impairment loss related to the aforementioned mutual fund, as well as a $272,000 impairment on a second, unrelated mutual fund. The net after-tax impact of these items increased Bank Mutual’s earnings in 2007 by approximately $872,000 or $0.02 per diluted share.
Earnings in the fourth quarter of 2008 were favorably impacted by $4.7 million in gains on the sale of certain mortgage-related securities. These gains were offset in part by an additional impairment of $2.5 million on the aforementioned mutual fund, as well as the mortgage servicing impairment described in the previous paragraph. These offsetting items increased Bank Mutual’s earnings in the fourth quarter by approximately $921,000 or $0.02 per diluted share after taxes. In comparison, earnings during the fourth quarter of 2007 were affected by the impairments on the two mutual funds previously mentioned, the impact of which was offset in part by the previously described adjustment to certain deferred costs. The net effect of these developments reduced Bank Mutual’s earnings in the fourth quarter of 2007 by approximately $353,000 or $0.01 per diluted share after taxes.
The comparison of diluted earnings per share between the three and twelve month periods in 2008 and 2007 was also impacted by Bank Mutual’s stock repurchase program. The weighted average number of diluted shares outstanding declined by 7.3% and 12.2%, respectively, during the 2008 periods compared to the same periods in 2007.
Net interest income for the three and twelve month periods ended December 31, 2008, increased $2.2 million or 12.3% and $4.1 million or 6.0%, respectively, compared to the same periods in the previous year. Net interest margin improved to 2.37% and 2.21% during the three and twelve month periods in 2008, respectively, compared to 2.11% and 2.09% in the three and twelve month periods of the previous year, respectively. These improvements were primarily attributable to a declining interest rate environment that resulted in a larger decline in the cost of Bank Mutual’s liabilities than it did in the yield on its earning assets. Also contributing to the increase in net interest income in both 2008 periods were modest increases in average earning assets relative to the 2007 periods. The favorable impact of these developments was partially offset by an increase in average interest-bearing liabilities relative to average interest earning assets in the 2008 periods compared to the same periods in the previous year; this increase was principally caused by Bank Mutual’s stock repurchases. In addition, net interest income in 2007 included $1.0 million in dividend income from Bank Mutual’s investment in the common stock of the Federal Home Loan Bank (“FHLB”) of Chicago. The FHLB of Chicago suspended dividends on its common stock in the fourth quarter of 2007. Bank Mutual owned $46.1 million in FHLB of Chicago common stock at December 31, 2008. Management is unable to determine at this time when, or if, the FHLB of Chicago will resume payment of dividends on its common stock.
As previously described, net losses on investment securities in 2008 included $6.9 million for an other-than-temporary impairment of one of Bank Mutual’s mutual fund investments. An impairment of $955,000 was also recognized on this investment in the fourth quarter of 2007. This mutual fund invests primarily in mortgage-related securities, none of which are believed by management to be secured by sub-prime mortgages, but a portion of which are secured by interest-only mortgages, option-payment mortgages, and other “Alt-A” mortgages. Given the significant uncertainty and illiquidity that exists in the markets for securities secured by these types of loans, Bank Mutual cannot be certain that future impairment charges will not be required against this investment, which had a remaining book value of $21.7 million at December 31, 2008 (net of impairment charges).
Also included in net losses on investment securities in 2008 was a $1.4 million impairment loss associated with Bank Mutual’s investment in the common stock of Freddie Mac, which was placed in conservatorship by the U.S. Government in September 2008. This loss represented the entire recorded book value of the investment. This stock was originally held by another financial institution that Bank Mutual acquired in 2000.
The effective income tax rate for the three and twelve months ended December 31, 2008, was 38.4% and 34.6%, respectively, compared to 34.7% and 34.2% for the three and twelve month periods in 2007, respectively. The increase in the fourth quarter of 2008 was caused by a one-time adjustment to income tax expense.
One- to four-family mortgage loan originations were $40.9 million for the fourth quarter of 2008 and $198.4 million for the twelve months ended December 31, 2008, compared to $42.3 million for the fourth quarter of 2007 and $195.9 million for the twelve months ended December 31, 2007. In the most recent quarter, originations of one- to four-family loans declined slightly in response to higher mortgage rates, weakness in the real estate market, and a general deterioration in economic conditions. Origination activity for the full year increased slightly compared to the prior year due to a brief period of lower rates earlier in the year that resulted in an increase in mortgage refinance activity. Within the last 30 to 45 days mortgage rates have declined to historically low levels. As a result, management expects originations of one- to four-family loans to be substantially higher in the near term assuming interest rates remain at their current levels or decline further. Management anticipates that most of these loan originations will be sold in the secondary market.

Sales of one- to four-family mortgage loans were $13.1 million for the fourth quarter of 2008 and $128.8 million for the twelve months ended December 31, 2008, compared to $24.9 million for the fourth quarter of 2007 and $102.9 million for the twelve months ended December 31, 2007. Bank Mutual’s policy is to sell substantially all of its fixed-rate, one- to four-family mortgage loan originations in the secondary market. Sales of these loans decreased in the most recent quarter for the reasons described in the previous paragraph. As a result, gains on the sales of loans were $199,000 during the quarter compared to $378,000 last year. On a year-to-date basis, sales activity in 2008 benefited from a lower interest rate environment earlier in the year, as previously described. As a result, gains on sales of loans were $1.7 million in 2008 compared to $1.5 million in 2007. As mentioned in the previous paragraph, management expects sales of one- to four-family loans to be substantially higher in the near term assuming interest rates remain at current levels or decline further.
In addition to causing an increase in originations and sales of one- to- four-family loans, periods of low or declining interest rates typically have an adverse impact on the value of Bank Mutual’s mortgage servicing rights (“MSRs”) due to an increase in the loan prepayment expectations used to value such MSRs. As previously mentioned, Bank Mutual recorded an $822,000 valuation allowance related to the impairment of its MSRs during the most recent quarter. This impairment, which was included in other non-interest income, was a direct result of historically low interest rates for one- to four-family loans near the end of the year. If interest rates for one- to- four family loans continue to decline, Bank Mutual could incur additional impairments of its MSRs in future periods. Alternatively, if interest rates increase and/or prepayment expectations decrease, Bank Mutual could potentially recapture through earnings all or a portion of the previously established valuation allowance for impairments. The carrying value of Bank Mutual’s MSRs was $3.7 million at December 31, 2008, net of the valuation allowance.
Multi-family and commercial real estate mortgage loan originations were $38.7 million for the fourth quarter of 2008 and $209.2 million for the twelve months ended December 31, 2008, compared to $67.0 million for the fourth quarter of 2007 and $200.3 million for the twelve months ended December 31, 2007. Although Bank Mutual continues to emphasize the origination of these types of loans, originations have declined in recent months due to a general deterioration in economic conditions, as well as Bank Mutual’s strict underwriting standards.
Consumer loan originations, including home equity lines of credit, were $23.5 million for the fourth quarter of 2008 and $108.6 million for the twelve months ended December 31, 2008, compared to $24.7 million for the fourth quarter of 2007 and $119.3 million for the twelve months ended December 31, 2007. Modestly lower originations in the 2008 periods were primarily the result of declining demand due to slower economic growth, as well as smaller increases, or even decreases, in home values, which has had a negative impact on homeowners’ equity.
Commercial business loan originations for the fourth quarter of 2008 were $5.2 million and were $34.5 million for the twelve months ended December 31, 2008, compared to $10.4 million in the fourth quarter of 2007 and $45.9 million for the twelve months ended December 31, 2007. The decreases in loan originations in both periods were the result of a general slowdown in the economy and the resulting decline in demand for credit.

Bank Mutual’s investment in interest-earning deposits, which consisted principally of funds held overnight at the FHLB of Chicago, increased from $2.7 million at December 31, 2007, to $71.9 million at December 31, 2008. This increase is purposeful and reflects management’s belief that it is prudent to increase Bank Mutual’s liquidity and future flexibility in light of recent developments in financial markets. Bank Mutual from time-to-time also invests funds overnight in Federal Funds Sold. However, no such investments were held as of December 31, 2008.
Bank Mutual’s investment securities portfolio increased by $319.7 million and its mortgage-related securities portfolio decreased by $249.1 million during the twelve months ended December 31, 2008. On a combined basis, total securities available-for-sale (at fair value) increased by $70.6 million. The portfolio increase was primarily the result of the purchase of new investment securities, partially offset by the sale of certain mortgage-related securities, repayments and maturities within the portfolio, and a decline in the fair value of the portfolio, as discussed more fully, below. Bank Mutual was able to take advantage of certain opportunities in the securities markets during the year, particularly in the most recent quarter, which enabled it to sell certain securities at substantial gains and reinvest the proceeds in securities with comparable or better yields and similar risk profiles.
Bank Mutual classifies all of its securities as available-for-sale. Changes in the fair value of such securities are recorded through accumulated other comprehensive income (net of deferred income taxes), which is a component of shareholder’s equity. During 2008 the fair value adjustment on the Bank Mutual’s available-for-sale securities increased from a net unrealized loss of $10.8 million to a net unrealized loss of $19.7 million. This increase was due to a decline in the fair value of Bank Mutual’s portfolio of private-label collateralized mortgage obligations (or “whole loan CMOs”). At December 31, 2008, Bank Mutual’s portfolio of whole loan CMOs had a carrying value of $128.6 million, net of unrealized losses of $29.1 million. Bank Mutual’s whole-loan CMOs were originally purchased in late 2004, 2005, and early 2006 and are secured by prime residential mortgage loans. The securities were all rated triple-A by various credit rating agencies at the time of their original purchase. However, during the fourth quarter of 2008, certain securities in the portfolio with a carrying value $12.5 million at the end of the year were downgraded to double-A by one of the credit rating agencies. The unrealized losses related to these securities were $5.9 million as of the end of the year. In addition, the market for whole loan CMOs in general deteriorated substantially during the last few months of the year in response to increased stress and illiquidity in the financial markets and a general deterioration in economic conditions. Although mindful of these developments, management has determined that it is unlikely Bank Mutual will not collect all amounts due according to the contractual terms of these securities. As such, management has determined that none of Bank Mutual’s whole loan CMOs are other-than-temporarily impaired as of December 31, 2008. However, collection is subject to numerous factors outside of Bank Mutual’s control and a future determination of other-than-temporary impairment could result in significant losses being recorded through earnings in future periods.
Deposits increased $17.4 million or 0.8% during the twelve months ended December 31, 2008, to $2.13 billion compared to $2.11 billion at December 31, 2007. Within the deposit portfolio, core deposits (checking, savings. and money market accounts) increased $62.5 million and certificates of deposit declined $45.1 million. The increase in core deposits resulted from the opening of new offices and efforts to market deposit plans at rates and terms designed to attract more of such deposits. The decrease in certificates of deposits was due to a management decision to reduce wholesale certificates of deposits during the year, which declined by $55.2 million as a result of that decision. The weighted average cost of deposits declined by 100 basis points at December 31, 2008, compared to December 31, 2007.
During the fourth quarter of 2008 the Federal Deposit Insurance Corporation (“FDIC”) announced a substantial increase in deposit insurance premiums for all financial institutions in 2009. As a result of this increase, as well as certain premium credits that expire in 2009, management estimates that Bank Mutual’s deposit insurance premiums will increase to approximately $2.6 million in 2009 compared to $332,000 in 2008, although there can be no assurances. Furthermore, deposit insurance premiums in 2009 could be higher than the amount currently estimated by management depending on the outcome of an FDIC proposal to alter the way in which it differentiates for risk in its current risk-based assessment system. Management is unable to estimate the probability or amount of this additional assessment at this time, if any.
Borrowings decreased slightly to $908.0 million at December 31, 2008, compared to $912.5 million at December 31, 2007. This decrease was due to the repayment of a maturing FHLB advance during the period and regular monthly amortization of certain FHLB advances. As of December 31, 2008, substantially all of Bank Mutual’s FHLB advances were subject to significant prepayment penalties if repaid prior to their stated maturity.
During the fourth quarter of 2008 the FDIC announced the creation of the Temporary Liquidity Guarantee Program (“TLGP”) which was aimed to strengthen confidence and encourage liquidity in U.S. financial institutions by temporarily guaranteeing newly issued senior unsecured debt of participating institutions and providing full deposit insurance coverage for non-interest-bearing transaction accounts, regardless of dollar amount until December 31, 2009. Bank Mutual has not historically used unsecured debt as a funding source. As such, it elected to not participate in the debt guarantee component of the TLGP. However, Bank Mutual did elect to expand its deposit insurance coverage for non-interest-bearing transaction accounts. This decision is not expected to have a material impact on the deposit insurance premiums Bank Mutual would otherwise expect to pay in 2009.
Bank Mutual’s ratio of shareholders’ equity to total assets was 11.45% at December 31, 2008, compared to 12.33% at December 31, 2007. Its ratio of tangible shareholders’ equity to adjusted total assets (defined as total assets less intangible assets and related deferred income taxes) was 9.97% at December 31, 2008, compared to 10.83% at December 31, 2007. These ratios declined in 2008 due in part to Bank Mutual’s stock repurchase program. During the twelve months ended December 31, 2008, Bank Mutual repurchased 2,810,700 shares of company common stock at an average price of $10.60 per share. In the fourth quarter Bank Mutual repurchased 718,400 shares at an average price of $10.04 per share. Bank Mutual regularly reviews market conditions and the cost of funds to determine whether share repurchases are appropriate.
Bank Mutual’s is “well capitalized” for regulatory capital purposes. As of September 30, 2008 (the last date for which information was available prior to this release), Bank Mutual’s total risk-based capital ratio was 19.4%. The minimum percentage to be adequately capitalized under current supervisory regulations is 8%. The minimum to be well capitalized is 10%.

Bank Mutual Corporation has paid 32 consecutive quarterly cash dividends since its initial stock offering. Cash dividends paid in the fourth quarter of 2008 were $0.09 per share compared to $0.085 per share for the same period in 2007. This represented a 5.9% increase over the dividend paid in the fourth quarter of the previous year. During 2008 Bank Mutual paid $0.36 per share in dividends, a 9.1% increase over $0.33 per share paid in 2007.
Book value per share of Bank Mutual’s common stock was $8.38 at December 31, 2008, compared to $8.63 at December 31, 2007. This decrease was due in part to the aforementioned stock repurchase activity, but also contributing was the regular payment of dividends, as well as a $10.3 million increase in accumulated other comprehensive loss, as previously discussed. The impact of these items was partially offset by earnings during the year.
During the fourth quarter of 2008 the U.S. Department of the Treasury (“the Treasury”) established the Troubled Assets Relief Program (“TARP”) in an effort to restore confidence in the nation’s financial markets. As part of TARP, the Treasury created a voluntary Capital Purchase Program (“CPP”), under which it may purchase senior preferred equity shares of certain qualified financial institutions. As a condition to participating in the CPP, institutions were required to accept certain limitations and restrictions related to executive compensation, dividend payments, and stock repurchase activities. Due to its current level of capitalization and overall financial and operating strength, Bank Mutual elected to not participate in the CPP.
Bank Mutual’s ratio of non-performing loans to total loans was 1.81% at December 31, 2008, compared to 0.65% at December 31, 2007. This increase was due in part to a $9.1 million loan secured by a completed condominium development project that was placed on non-accrual during the year. As previously noted, Bank Mutual recorded a $1.3 million provision for loss against this loan during the year. Also contributing to the increase in non-performing loans since December 31, 2007, was a $5.5 million or 222% increase in non-performing one- to four-family residential loans due to a general decline in economic conditions. During 2008 Bank Mutual avoided a larger increase in non-performing loans by providing $8.5 million in financing for the sale of a large apartment project by the original borrower to another, unrelated borrower. The loan was extended at market rates and terms and the new borrower was able to provide additional collateral to secure the new loan.
Bank Mutual’s allowance for loan losses increased to $12.2 million or 0.67% of total loans at December 31, 2008, compared to $11.8 million or 0.59% at December 31, 2007. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 36.9% at December 31, 2008, compared to 91.0% at December 31, 2007. The dollar increase in the allowance was caused in part by the loss provision on the condominium development project mentioned above. The impact of this increase was partially offset by a decline in the allowance caused by an overall decline in the size of Bank Mutual’s loan portfolio. The reduction in the allowance for loan losses as a percent of non-performing loans was principally the result of an increase in non-performing loans, as discussed above. Despite this increase, management believes the allowance for loan losses is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of December 31, 2008. However, future adjustments to the allowance may be necessary and results of operations could be adversely affected if future conditions differ substantially from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

The annualized return on average equity (ROE) was 6.16% for the fourth quarter of 2008 and was 4.15% for the twelve months ended December 31, 2008. These returns compared to 3.63% and 3.57% for the same periods in 2007, respectively. The annualized return on average assets (ROA) was 0.70% for the fourth quarter of 2008 and was 0.49% for the twelve months ended December 31, 2008. These figures compared to 0.46% and 0.49% for the same periods in the previous year, respectively.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
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Outlook
The preceding paragraphs, as well as the following paragraphs, contain forward looking statements; please refer to “Cautionary Statements” below. Bank Mutual Corporation’s management has identified a number of factors which may affect the company’s financial condition and results of operations in 2009. They are as follows:
•	The recent general economic slowdown, and the softness and declines in the real estate market, may continue. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to fluctuate from period to period, along with related interest and fee income. Recent efforts by the U.S. government to reduce interest rates on one- to four-family loans could result in an increase in loan originations in the near term.

•	Although real estate values in Wisconsin have not been impacted as negatively as certain other regions of the United States, a continuing slowdown or decrease in the value of real estate may occur. Reduced property prices and a soft real estate market could negatively affect the volume of home sales, which, in turn, could affect mortgage and home equity loan originations and prepayments. However, recent declines in interest rates on one- to four-family loans are expected to have an impact in the near term as discussed elsewhere in this earnings release.

•	A continuation of soft or declining real estate values could also affect the value of the collateral securing Bank Mutual’s mortgage loans. A decrease in value could, in turn, lead to increased losses on loans in the event of foreclosures, which would affect the provisions for loan losses and profitability.

•	A general slowdown in the economy or a recession may affect borrowers’ ability to repay their loan obligations, which could lead to increased non-performing loans, loan charge-offs, and loan loss provisions and/or reduced income.

•	If customer demand for real estate loans decreases, Bank Mutual’s profits may decrease because alternative investments, primarily mortgage-related securities, generally earn less income than real estate loans.

•	The current unsettled markets may also affect the liquidity and/or value of real estate-related investments.

•	The well-publicized liquidity crisis in the world credit markets may continue. If this occurs, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	The fair value of its available-for-sale securities may continue to fluctuate with corresponding impacts on other comprehensive income and/or net income.

•	In the event Bank Mutual wishes to sell financial assets, its ability to sell such assets and the prices it could receive for such assets, could adversely affect its liquidity, financial position, and earnings.

•	The rates Bank Mutual receives on short-term or variable-rate investments and the rates it pays on short-term or variable-rate borrowings may fluctuate dramatically.

•	Acceptable investment opportunities may be limited given Bank Mutual’s desire to actively manage its exposure to credit and/or counter-party risks.

•	Bank Mutual’s access to borrowing sources to fund loan originations, investment purchases, and operations may be adversely impacted.
•	The current credit market crisis has led to the adoption of significant legislation and regulatory actions in recent months, which are expected to affect financial institutions and holding companies such as Bank Mutual in a far reaching manner, including in ways which cannot yet be fully determined. Additional legislation may be forthcoming. Changes resulting from this legislation, regulatory actions, and/or other reactions to the crisis could have an adverse impact on the financial condition and/or results of operations of Bank Mutual.

•	The current economic turmoil has increased the potential for federal or state governments to legislate foreclosure forbearance, forced loan modifications, or “cram downs” of losses to lenders in bankruptcy proceedings. Such efforts could lead to increased loan charge-offs or loan loss provisions and/or reduced income. These efforts could also have an adverse impact on the value of certain mortgage-related securities not guaranteed by the FHLMC, FNMA, and GNMA, such as private-label, whole loan CMOs.

•	Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, both of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase operating costs. However, market conditions and other factors may continue to affect Bank Mutual’s ability to increase its loan portfolio with these types of loans, and a weak economy could increase the risk that borrowers will not be able to repay these loans.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out-of-state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on Bank Mutual’s earnings. Although Bank Mutual believes it has reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, Bank Mutual’s position may not prevail in court or other actions may occur which give rise to liabilities. Bank Mutual may also incur further costs in the future to address and defend these issues.
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Cautionary Statements
The discussions in this earnings release contain various forward-looking statements concerning Bank Mutual Corporation’s prospects that are based on the current expectations and beliefs of management. Forward looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense are intended to identify forward-looking statements, and any discussions of periods after the quarter for which this report is filed, are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Bank Mutual’s control, that could cause its actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including the significant instability of credit, lending, and financial markets; softness and declines in the real estate market, which can affect both collateral values and loan activity; negative developments affecting particular borrowers, which could adversely impact loan repayments; legislative and regulatory initiatives, including action taken, or that may be taken, in response to the financial market crisis; monetary and fiscal policies of the federal government, which could adversely affect the rights of creditors; deposit flows; disintermediation; the cost of funds and changes in those costs; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of Bank Mutual’s loan and investment portfolios; changes in commodity prices; changes in real estate values; other general economic and political developments; the factors discussed in “Outlook,” above; and other factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularity in Item 1A, “Risk Factors,” of Bank Mutual Corporation’s 2007 Annual Report on Form 10-K and its September 31, 2008, Quarterly Report on Form 10-Q.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31	December 31
	2008	2007
	(In thousands, except per share data)
ASSETS
Cash and due from banks	$41,017	$36,235
Interest-earning deposits	71,876	2,714

Cash and cash equivalents	112,893	38,949
Securities available-for-sale, at fair value:
Investment securities	419,138	99,450
Mortgage-related securities	850,867	1,099,922
Loans held for sale	19,030	7,952
Loans receivable, net	1,829,053	1,994,556
Goodwill	52,570	52,570
Other intangible assets	1,809	2,428
Mortgage servicing rights	3,703	4,708
Other assets	200,626	187,511

Total assets	$3,489,689	$3,488,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$2,130,348	$2,112,968
Borrowings	907,971	912,459
Advance payments by borrowers for taxes and insurance	1,929	1,815
Other liabilities	46,906	27,859

Total liabilities	3,087,154	3,055,101
Minority interest in real estate development	2,924	2,910

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2008 and 2007
Issued and outstanding — none in 2008 and 2007	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2008 and 2007
Issued - 78,783,849 shares in 2008 and 2007
Outstanding - 47,686,759 in 2008 and 49,834,756 in 2007	788	788
Additional paid-in capital	498,501	498,408
Retained earnings	273,826	273,330
Unearned ESOP shares	(1,247)	(2,166)
Accumulated other comprehensive income (loss)	(16,404)	(6,069)
Treasury stock - 31,097,090 in 2008 and 28,949,093 in 2007	(355,853)	(334,256)

Total shareholders’ equity	399,611	430,035

Total liabilities and shareholders’ equity	$3,489,689	$3,488,046

BANK MUTUAL CORPORATION AND
SUBSIDIARIES
  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
Interest income:
Loans	$27,447	$31,508	$113,635	$123,141
Mortgage-related securities	10,705	13,203	45,535	52,518
Investment securities	5,596	1,336	16,041	4,871
Interest-earning deposits	240	493	2,345	2,471

Total interest income	43,988	46,540	177,556	183,001

Interest expense:
Deposits	14,431	19,078	64,689	76,011
Borrowings	9,892	9,954	39,484	37,738
Advance payment by borrowers for taxes and insurance	6	7	18	22

Total interest expense	24,329	29,039	104,191	113,771

Net interest income	19,659	17,501	73,365	69,230
Provision for (recovery of) loan losses	89	218	1,447	(272)

Net interest income after provision for loan losses	19,570	17,283	71,918	69,502

Non-interest income:
Service charges on deposits	1,720	1,714	6,688	6,612
Brokerage and insurance commissions	515	693	2,626	2,617
Loan related fees	173	110	560	478
Gain (losses) on investments, net	2,240	(1,228)	(1,166)	(1,228)
Gain on sales of loans	199	378	1,693	1,478
Real estate investment partnership income	—	—	—	1,422
Other non-interest income	1,669	2,556	7,307	9,049

Total non-interest income	6,516	4,223	17,708	20,428

Non-interest expenses:
Compensation, payroll taxes, and other employee benefits	9,894	9,426	38,538	38,234
Occupancy and equipment	2,897	2,755	11,614	11,277
Amortization of other intangible assets	122	165	618	661
Real estate investment partnership cost of sales	—	—	—	645
Other non-interest expense	3,115	2,929	12,607	12,726

Total non-interest expenses	16,028	15,275	63,377	63,543
Minority interest in income of real estate partnership	(1)	1	(1)	392

Income before income taxes	10,059	6,230	26,250	25,995
Income taxes	3,867	2,160	9,094	8,892

Net income	$6,192	$4,070	$17,156	$17,103

Per share data:
Earnings per share-basic	$0.13	$0.08	$0.36	$0.32

Earnings per share-diluted	$0.13	$0.08	$0.35	$0.31

Cash dividends paid	$0.090	$0.085	$0.360	$0.330

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Loan Originations and Sales
Mortgage loans
One- to four-family	$40,857	$42,303	$198,385	$195,923
Multi-family	6,716	16,052	78,613	58,701
Commercial real estate	31,942	50,961	130,578	141,603

Total mortgage loans	79,515	109,316	407,576	396,227

Consumer loans	23,516	24,654	108,584	119,319
Commercial business loans	5,212	10,399	34,467	45,862

Total loans originated	108,243	144,369	550,627	561,408
Mortgage loans purchased	6,636	10,625	26,138	76,619

Total loans originated and purchased	$114,879	$154,994	$576,765	$638,027

Mortgage loan sales	$13,131	$24,858	$128,750	$102,853

	December 31	December 31
	2008	2007
Loan Portfolio Analysis
Mortgage loans:
One- to four-family	$881,288	$1,059,307
Multi-family	187,497	206,640
Commercial real estate	248,964	202,528
Construction and development	189,007	170,401

Total mortgage loans	1,506,756	1,638,876
Consumer loans	338,073	379,558
Commercial business loans	49,623	53,784

Total loans receivable	1,894,452	2,072,218
Deductions to gross loans	65,399	77,662

Total loans receivable, net	$1,829,053	$1,994,556

	December 31	December 31
	2008	2007
Asset Quality Ratios
Non-performing mortgage loans	$29,860	$11,251
Non-performing consumer loans	1,159	930
Non-performing commercial business loans	1,494	159
Accruing loans delinquent 90 days or more	576	602

Total non-performing loans	$33,089	$12,942

Total non-performing assets	$37,852	$16,629

Non-performing loans to loans receivable, net	1.81%	0.65%
Non-performing assets to total assets	1.08%	0.48%
Allowance for loan losses to non-performing loans	36.89%	90.98%
Allowance for loan losses to non-performing assets	32.25%	70.80%
Allowance for loan losses to total loans	0.67%	0.59%
Net charge-offs	$1,013	$528
Net charge-offs to avg loans (annualized)	0.05%	0.03%
Allowance for loan losses	$12,208	$11,774

	December 31	December 31
	2008	2007
Deposit Analysis
Non-interest-bearing checking	$89,106	$97,506
Interest-bearing checking	180,278	170,986
Savings accounts	185,003	183,756
Money Market accounts	340,827	280,442
Certificate accounts	1,335,134	1,380,278

Total Deposits	$2,130,348	$2,112,968

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Selected Operating Ratios
Net interest margin (1)	2.37%	2.11%	2.21%	2.09%
Net interest rate spread	2.03%	1.63%	1.85%	1.59%
Return on average assets	0.70%	0.46%	0.49%	0.49%
Return on average shareholders’ equity	6.16%	3.63%	4.15%	3.57%
Return on average tangible shareholders’ equity (2)	7.20%	4.17%	4.83%	4.07%
Efficiency ratio (3)	66.96%	66.55%	68.71%	69.92%
Non-interest expense as a percent of average assets	1.82%	1.74%	1.79%	1.81%
Shareholders’ equity to total assets (end of period)	11.45%	12.33%	11.45%	12.33%
Tangible shareholders’ equity to adjusted total assets (end of period) (4)	9.97%	10.83%	9.97%	10.83%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible shareholders’ equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

(4)	Shareholders’ equity less intangible assets, net of deferred taxes, divided by total assets less intangible assets, net of deferred taxes.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Other Information
Average earning assets	$3,317,735	$3,314,458	$3,323,104	$3,314,412
Average assets	3,523,272	3,521,063	3,537,786	3,511,624
Average interest bearing liabilities	2,985,515	2,926,287	2,984,291	2,893,960
Average shareholders’ equity	403,542	448,811	413,637	479,000
Average tangible shareholders’ equity (5)	345,507	390,012	355,144	420,069
Weighted average number of shares outstanding:
As used in basic earnings per share	47,185,180	50,624,403	47,726,460	54,109,643
As used in diluted earnings per share	47,934,291	51,708,732	48,629,239	55,397,790

(5)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

	December 31	December 31
	2008	2007
Number of shares outstanding (net of treasury shares)	47,686,759	49,834,756
Book value per share	$8.38	$8.63

	At December 31	At December 31
	2008	2007
Weighted Average Net Interest Rate Spread
Yield on loans	5.89%	6.26%
Yield on investments	4.64%	4.63%
Combined yield on loans and investments	5.35%	5.64%
Cost of deposits	2.61%	3.61%
Cost of borrowings	4.27%	4.27%
Total cost of funds	3.10%	3.81%
Interest rate spread	2.25%	1.83%